EXHIBIT 99
AE
[GRAPHIC OMITED]

                                  NEWS RELEASE
For Immediate Release / October 24, 2002
Contact: Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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                            AMERICAN ECOLOGY SECURES
                    IDAHO INDUSTRIAL REVENUE BOND REFINANCING

              $7.0 MILLION WELLS FARGO BANK TERM LOAN REPLACES BOND

BOISE, Idaho - Jim Baumgardner, Senior Vice President and Chief Financial Officer of American Ecology Corporation [NASDAQ: ECOL], today announced the Company has secured refinancing for a large part of the $8.5 million Industrial Revenue Bond for subsidiary US Ecology Idaho, Inc. that comes due on November 1, 2002. With funding scheduled for October 28, 2002, Wells Fargo Bank, N.A. has agreed to provide a senior, secured, $7.0 million fully amortizing term loan expiring in 2007. The Company will fund the remaining $1.5 million principal balance owing on the Bond from cash on hand.

"We are pleased that Wells Fargo, the Company's long-time relationship bank, has strengthened its commitment to American Ecology by extending this new term loan under favorable terms," Baumgardner stated, adding, "We believe that securing this term loan, especially under present market conditions, is indicative of the Company's improved financial condition."

The Bond, which was assumed as part of the February 2001 acquisition of Envirosafe Services of Idaho, Inc. (now US Ecology Idaho), was issued in 1994 and bears an interest rate of 8.25%. The interest rate on the term loan is floating with based on either Wells Fargo Bank's prime rate or an offshore rate, at the Company's election, plus a margin that is based on the Company's financial performance. At Closing, the floating rates available to the Company ranged from approximately 4.1% to 4.9%.

In addition to the $7 million term loan, on October 15, 2002 the Company entered into an amendment of its existing line of credit agreement, also with Wells Fargo Bank, extending the credit facility to June 2004. The amendment improves the structure, terms and cost of the revolving credit facility, and reduces the maximum borrowing limit from $8.0 million to $6.0 million. The Company's line of credit has not been utilized since April 2002.

"We believe this lower cost, more flexible line of credit, combined with the low cost term loan, will have a positive impact on the Company's near-term financial performance and condition," Baumgardner commented adding, "We also believe that this refinancing and the liquidity provided by the line of credit provide us with a firm foundation to continue growing the business and delivering shareholder value."

The Company's third quarter 2002 investor conference call will be held Monday, October 28, 2002 at 10:00 am Mountain Time. President and Chief Executive Officer Stephen Romano, Senior Vice-President and Chief Financial Officer James Baumgardner, and Controller Michael Gilberg will host the call. Interested parties may submit questions in advance to info@americanecology.com, or by
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facsimile to 208-331-7900.  To join the call, dial 1-877-679-9055.  Participants
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will be asked to provide their name and affiliation.


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American Ecology Corporation, through its subsidiaries, provides radioactive,
PCB, hazardous, and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States.

This press release contains forward-looking statements, including statements about anticipated financing costs and the Company's future financial performance, that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company can successfully implement its growth strategy, generate improved earnings, secure additional financing, or that financing costs will not increase as interest rates increase or if the Company's financial performance declines. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

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